Exhibit 10.01

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated February 11, 2014 by and between Tonix Pharmaceuticals Holding Corp., a company incorporated under the laws of Nevada (the “Company”), and Seth Lederman, an individual (the “Executive”) with reference to the following facts:

WHEREAS, Executive currently serves as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company which is engaged in the business of developing innovative prescription medications for challenging disorders of the central nervous system;

WHEREAS, Tonix Pharmaceuticals, Inc., the Company’s wholly-owned subsidiary, previously entered into a consulting agreement with Lederman & Co., LLC, a company owned and controlled by the Executive, dated June 4, 2010, as amended December 9, 2010, February 1, 2012 and October 15, 2013 (the “Consulting Agreement”) relating to compensation to be paid for services; and

WHEREAS, the parties wish to enter into this Agreement directly between the Executive and the Company in its entirety, on the terms and conditions contained in this Agreement, which will supersede the Consulting Agreement (and which Consulting Agreement will terminate simultaneously with the execution of this Agreement) and all prior agreements and understandings between Lederman & Co, LLC and the Company, oral or written with respect to its subject matter. Executive will continue to serve as President, Chief Executive Officer and Chairman of the Board of Directors and option awards and vesting of options granted to Executive will not be affected by the termination of the Consulting Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Cause” means any of the following:

(i)	the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive (other than traffic violations or other offenses or violations outside of the course of Executive’s employment), that has a demonstrable material adverse impact on the Company or any successor or affiliate thereof;

(ii)	a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii)	any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv)	Executive’s gross negligence, failure to follow a material, lawful and reasonable request of the Board or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material willful misconduct on the part of Executive;

(v)	Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for thirty (30) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect, provided that such failure to perform is not as a result of illness, injury or medical incapacity; or

(vi)	Executive’s material breach of any Company policy or any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(b) has occurred, the Board shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his breach, afford Executive a reasonable opportunity to remedy any such breach, (C) provide the Executive an opportunity to be heard by the Board (with counsel present) prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith and with the approval of two-thirds (2/3rds) of the independent members of the Board. For purposes hereof, no act shall be deemed “willful” if taken (or omitted) on the reasonable belief that it was in the best interest of the Company or upon the advice of counsel or other expert.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

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(c) “Change in Control” means and includes each of the following:

(i)	a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company possessing forty percent (40%) or more of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least sixty percent (60%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)	after which no person or group beneficially owns voting securities representing forty percent (40%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning forty percent (40%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state or Country of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(e) “Enterprise Value” means in the case of a Change in Control in which consideration is payable to the Company in respect of its assets or business, the total cash and non-cash (including, without limitation, the assumption of debt) consideration received by the Company, net of any fees and expenses in connection with the transaction; or in the case of a Change in Control in which consideration is payable to the Company’s stockholders, the total cash and non-cash (including, without limitation, the assumption of debt) consideration payable to the Company’s stockholders net of any fees and expenses in connection with the transaction. “Enterprise Value” shall also include, if applicable, any cash or non-cash consideration payable to the Company or to the Company’s stockholders on a contingent, earnout or deferred basis. To the extent that any consideration in a transaction is not received in cash upon the consummation of the Change in Control, the value of such non-cash consideration for purposes of calculating the Enterprise Value will be determined by the Board of Directors of the Company prior to the Change in Control in good faith. In the event that less than 100% of the stock or assets of the Company is purchased in the Change in Control transaction, the Enterprise Value shall be extrapolated from the percentage of the Company’s capital stock or assets impacted in such Change in Control transaction to determine if the Enterprise Value Threshold (as hereinafter defined) was met, but the Sale Bonus (as hereinafter defined) shall be calculated based on the actual consideration received by the Company or shareholders, as the case may be.

(e) “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)	a material reduction of Executive’s title, authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s positions with the Company as stated in Section 2(a) hereof;

(ii)	a material diminution in Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company and is not greater than 15%;

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(iii)	a material change in the geographic location at which Executive must perform his or her duties (and the parties acknowledge that a relocation of the Company’s principal executive offices to a location more than fifty (50) miles from the Company’s then-current offices (excepting reasonable travel on the Company’s business) shall constitute a material change for purposes of this clause (iii));

(iv)	any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement; or

(v)	the Company’s delivery of a Non-Renewal Notice (as hereinafter defined).

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.

(f) “Involuntary Termination” means (i) the Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) the Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination. The Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason shall be an “Involuntary Termination” only if such Separation from Service occurs within one year following the initial existence of the act or failure to act constituting Good Reason.

(g) “Permanent Disability” of the Executive shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and reasonably acceptable to the Executive, and the Company reserves the right to have the Executive examined by such physician at the Company’s expense.

(h) “Separation from Service,” with respect to the Executive, means the Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

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(i) “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall continue to serve as Chairman of the Board, Chief Executive Officer and President of the Company. The Company shall continue to nominate and recommend that Executive serve as a director on the Board and as its Chairman. In the performance of such duties, Executive shall report directly to and shall be subject to the direction of the Board. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation. Executive’s primary place of work shall be the Company’s executive offices in New York, New York, or such other location within the New York City area as may be designated by the Board from time to time. Executive shall also render services at such other places within or outside the United States as the Board may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform all of the duties that may be assigned to Executive hereunder. The Company hereby acknowledges and agrees that Executive performs services for, is employed by, and/or holds equity in those entities identified in writing and disclosed to the Board and he may continue to do so. The Company further acknowledges and agrees that Executive may devote reasonable periods to other business activities and join community and civic boards so long as such activities and service do not, individually or in the aggregate, materially interfere with his duties to the Company, violate Section 6 below or pose a conflict of interest subject to obtaining the prior written approval of the Company with respect to for-profit entities, such approval not to be unreasonably withheld or delayed. Such business activities include, without limitation:

(i)	Serving as a member or owner of any organization involving no conflict of interest with the Company, provided that Executive must obtain the prior written approval of the Board, which approval shall not be unreasonably withheld or delayed;

(ii)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of the Company; and

(iii)	Managing his personal investments, including owning shares of companies whose securities are publicly traded, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

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3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. The Company shall pay to Executive a base salary of $425,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by the Board and/or the Compensation Committee and may be increased (but not decreased).

(b) Annual Bonus. Executive shall be entitled to participate in any bonus plan that the Board or its designee may approve for the senior executives of the Company. Bonuses shall be paid no later than two and one-half (2 ½) months following the end of the applicable year.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans, profit sharing and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its employees or senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its employees or senior executives and not otherwise specifically provided for herein.

(d) Expenses. The Company shall promptly reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, and (iii) Executive receiving advance approval from the Board in the case of expenses (or a series of related expenses) in excess of $25,000.

(e) Vacation. Executive shall have the right to four weeks of vacation during each successive one year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive shall not be entitled to carry over any unused vacation time from one year to the next and any accrued but unused vacation time will be waived. In addition, Executive shall be entitled to additional paid time off in accordance with the policies of the Company applicable to senior management personnel from time to time.

(f) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Executive under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

(g) Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Except as modified by Section 5, any Stock Award agreements to which the Company and Executive are bound on the date hereof shall remain in effect in accordance with their respective terms.

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(h) Change in Control Bonus. In consideration of Executive’s prior service to the Company and the service to be provided hereunder, in the event the Company consummates a Change in Control transaction where the Enterprise Value equals or exceeds a minimum value of $50 million (the “Enterprise Value Threshold”), the Executive shall be entitled to a cash bonus in the amount of 4.4% of the Enterprise Value (the “Sale Bonus”). The Sale Bonus shall be payable ninety-one (91) days after the completion of the Change in Control transaction, provided, however, that Executive shall not be entitled to receive the Sale Bonus unless Executive remains employed by the Company for the ninety (90) days following the completion of the Change in Control transaction unless Executive’s employment is Involuntarily Terminated in which case the Sale Bonus would be payable immediately. Notwithstanding anything else to the foregoing, the Sale Bonus pursuant to this Section 3(h) will terminate upon the Company granting the Executive long-term incentive compensation mutually agreed to by the Board and the Executive pursuant to a new Company equity incentive plan. The Executive shall remain entitled to receive the Sale Bonus if (i) an Involuntary Termination occurs and (ii) (A) a Change in Control transaction meeting the Enterprise Value Threshold occurs within one hundred twenty (120) days after the date of Involuntary Termination or (B) on the date of Involuntary Termination, the Company is a party to a binding agreement, which may include a binding letter of intent, that would constitute a Change in Control transaction with a value that equals or exceeds the Enterprise Value Threshold, and the Company subsequently consummates the Change in Control transaction.

4. Employment Term.  The term of this Agreement (as it may be extended by the following sentence or terminated earlier pursuant to Section 5, the “Employment Term”) shall begin on February 11, 2014 and end on the close of business on February 10, 2015. The Employment Term shall be automatically extended for additional one-year periods unless, at least sixty (60) days prior to the end of the expiration of the Employment Term, Executive or the Board notifies the other party in writing (a “Non-Renewal Notice”) that it does not wish to extend such Employment Term. Executive’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5.

5. Termination; Severance. Executive shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 5:

(a) General. Either the Board or Executive may terminate Executive’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, as appropriate, upon thirty (30) days prior written notice to the other party. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed simultaneously to have resigned from any other position or office he may at the time hold with the Company or any of its affiliates, other than as a member of the Board. In addition, upon termination of Executive’s employment hereunder for any reason, including, without limitation, expiration of the Employment Term, the Company shall (i) reimburse the Executive for any expenses properly incurred under Section 3(d) and which have not previously been reimbursed as of the effective date of the termination, (ii) pay Executive for any accrued, but unused, vacation time as of the effective date of the termination, (iii) pay Executive for any accrued and unpaid base salary through and including the effective date of termination, and (iv) pay Executive any earned by not paid bonus for the year prior to the year in which the effective date of termination occurs (collectively, the “Accrued Compensation”). The Accrued Compensation will be paid in a lump sum on the first regularly scheduled payroll date following the effective date of the termination of Executive’s employment with the Company, except that any earned by unpaid bonus will be made at the time such bonuses are paid to senior executives generally but no later than two and one-half (2 ½) months after the end of the year to which the bonus relates.

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(b) Separation from Service by Death or Following Permanent Disability. Subject to Sections 5(f) and 9(p) and Executive’s continued compliance with Section 6, in the event of Executive’s Separation from Service as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive his base salary through the date that Executive’s Separation from Service occurs as a result of Executive’s death or Permanent Disability, full vesting of all Stock Awards, and a payment equal to six (6) months of Executive’s base salary.

(c) Severance upon Involuntary Termination. Subject to Sections 5(f) and 9(p) and Executive’s continued compliance with Section 6, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) and the last sentence of clause (iii) (if applicable) will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release (as hereinafter defined):

(i)	the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect (without regard to any reduction in salary that gave rise to an event of Good Reason), plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination;

(ii)	Executive shall be entitled to receive severance pay in an amount equal to the base salary payable to Executive under Section 3(a) of this Agreement from the date of Executive’s Involuntary Termination until the one year anniversary of such Involuntary Termination (the “Severance Period”);

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(iii)	During the Severance Period (or, if earlier, until the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination with health (including medical, dental and vision) insurance benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of such Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to (A) the number of months from the date of Executive’s Involuntary Termination until the end of the Employment Term, as appropriate multiplied by (B) the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Involuntary Termination); and

(iv)	That portion of the Stock Awards that would have vested over the Severance Period shall be automatically accelerated so as to be immediately vested as of the date of Involuntary Termination and any vested options or similar award (e.g., a stock appreciation right) may be exercised at any time during the Severance Period (subject to earlier termination (A) in connection with a recapitalization or similar transaction pursuant to the Company’s equity incentive plans governing such Stock Awards or (B) the contractual term of the Stock Award), or if longer, through the date such vested options or similar award are exercisable under the terms of the applicable Stock Award.

(d) Termination for Cause or Voluntary Resignation Without Good Reason. In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause or Executive’s resignation without Good Reason (other than as a result of Executive’s death or Separation of Service by reason of discharge by the Company following Executive’s Permanent Disability), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Compensation. In addition, in the event of Executive’s Separation from Service as a result of Executive’s discharge by the Company for Cause or Executive’s resignation without Good Reason (other than as a result of Executive’s death or Separation of Service by reason of discharge by the Company following Executive’s Permanent

Disability), all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the 90th day following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

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(e) Termination in Connection with a Change in Control Event. Subject to Sections 5(f) and 9(p) and Executive’s continued compliance with Section 6, if Executive’s employment is Involuntarily Terminated within twelve (12) months after consummation of a Change in Control transaction or within ninety (90) days prior to the consummation of a Change in Control or if terminated after an agreement has been executed that contemplates the consummation of an Change in Control but before it closes, Executive shall be entitled to receive, in lieu of (A) any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company or (B) pursuant to Section 5(c) hereof, the benefits provided below, which, with respect to clause (ii) and the last sentence of clause (iii) (if applicable) will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release:

(i)	an amount equal to three (3) times Executive’s then current base salary (without regard to any reduction in base salary that gave rise to an event of Good Reason), provided, however, that so long as Executive is still entitled to receive the Sale Bonus, the amount shall equal one and one-half (1 ½) times Executive’s then current base salary (without regard to any reduction in base salary that gave rise to an event of Good Reason);

(ii)	the Company shall arrange to provide, for a period of twenty-four (24) months from the date of Executive’s Involuntary Termination, Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination with health (including medical, dental and vision) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the date of such Involuntary Termination, provided, however, that so long as Executive is still entitled to receive the Sale Bonus, the period of coverage shall be twelve (12) months. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to (A) twenty-four (24) months (or twelve (12) months if Executive is still entitled to receive the Sale Bonus) multiplied by (B) the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Involuntary Termination); and

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(iii)	the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated so as to be immediately vested and exercisable as of the date of Involuntary Termination and shall remain exercisable through the Severance Period (subject to earlier termination (A) in connection with a recapitalization or similar transaction pursuant to the Company’s equity incentive plans governing such Stock Awards or (B) the contractual term of the Stock Award).

(f) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 5(b), (c) or (e) above, Executive (or, in the event of Executive’s incapacity as a result of his Permanent Disability, the Executive’s legal representative) shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. In the event the Release does not become effective within the fifty-five (55) day period following the date of Executive’s Separation from Service, Executive shall not be entitled to the aforesaid payments and benefits.

(g) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(h) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.

(i) Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to the Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(i) prior to the receipt of any severance benefits described in this Agreement.

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6. Certain Covenants.

(a) Noncompetition. The Executive hereby covenants and agrees that during the Employment Term and for a period of one year following the end of the Employment Term (the “Restricted Period”), the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 6(a), (i) "Competing Business" means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to (A) treatment of disorders of the central nervous system, including fibromyalgia, post-traumatic stress disorder, headaches (B) any other disorders that are addressed by the Company’s pipeline programs and intellectual property portfolio and (ii) "Covered Area" means all geographical areas of the United States and foreign jurisdictions where the Company (or its subsidiaries) then have offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, Executive may provide services for a company engaged in a Competitive Business so long as (i) he is not providing services for that portion of the business that is engaged in the Competitive Business, (ii) the Competitive Business does not represent 25% or more of the revenues of the business and (iii) the company has annual revenues in excess of $1 billion. Passive ownership of less than 5% of a public company shall not be a violation of this Section 6(a).

(b) Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, unique business strategies, theories and concepts, information regarding plans, strategies, opportunities, processes, ideas, research and know-how developed by or for the Company, trade secrets, patents, other intellectual property, clinical studies, regulatory dossiers, manufacturing, marketing, personnel, financial data, technical information, methods, processes, formulae and information which Company has obtained from third parties (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. As a condition of Executive's continued employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall be allowed to require Executive's execution of a confidentiality agreement and/or proprietary information and inventions agreement, as reasonably requested by the Board of Executive and other executive officers of the Company.

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(c) Solicitation of Employees. Executive shall not during the Restricted Period, directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Solicitation of Consultants. Executive shall not during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

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(i)	Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide adequate remedy to the Company; and

(ii)	Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages, costs and expenses, including reasonable attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(f) Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h) Definitions. For purposes of this Section 6, the term “Company” means not only Tonix Pharmaceuticals Holding Corp., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Tonix Pharmaceuticals Holding Corp.

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7. Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, if any payment, benefit or distribution of any type to or for the benefit of Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Parachute Tax”), then if a reduction in the Total Payments shall result in Executive receiving a greater after tax payment than if he paid the Parachute Tax, at the election of Executive, the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Parachute Tax. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, such reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof), (C) then by reducing or eliminating the portion of the Total Payments which are not payable in cash and are attributable to equity awards, and (D) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. This Section 7 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with this Section 7 and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. Such determinations shall take into account the value of any reasonable compensation for services related to prior services provided in connection with the Consulting Agreement and to be provided by Executive pursuant to this Agreement, including the non-competition provisions applicable to Executive under this Agreement, provided, however, that (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Total Payments shall be taken into account, (ii) no portion of the Total Payments shall be taken into account, which in the opinion of the Board and its professional advisors does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Total Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the professional advisors to the Company; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent registered public accounting firm based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code. Executive and the Company shall cooperate in the valuation pursuant to this Section 7(b), including the non-competition provisions.

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(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company shall have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

8. Insurance; Indemnification.

(a) Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b) Indemnification. Executive will be provided with indemnification against claims related to his works an officer and/or director for the Company to the maximum extent permitted by Nevada law pursuant to the Consulting Agreement or this Agreement. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers, which policy shall provide for insurance with customary terms and in amounts commensurate with companies of a similar nature and size to the Company. Executive hereby acknowledges that the Company’s directors and officers liability insurance coverage in place on the date of this Agreement satisfies the requirement in the prior sentence.

9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10. Miscellaneous.

(a) Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Consulting Agreement. For the sake of clarity, any Stock Awards agreements to which the Company and Executive are bound on the date hereof shall remain in effect in accordance with their respective terms, except as modified by Section 5. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise, except as otherwise defined in Section 6(g).

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3(g), 3(h), 5, 6, 7, 8 and 10 of this Agreement shall survive any termination of Executive’s employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

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(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state without regard to its conflicts of law rules.

(j) Jurisdiction and Venue.

(i)	The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Executive and Company agree not to commence a claim or proceeding hereunder in a court other than a New York State court or federal court located in the State of New York, except if such claim or proceeding is first brought in such New York State court or federal court located in the State of New York, and such court or courts have denied jurisdiction over such claim or proceeding.

(ii)	The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof.

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(iii)	The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable party.

(k) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(l) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(m) Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and both of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(n) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(o) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

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(p) Code Section 409A.

(i)	The provisions of Section 5 of this Agreement are not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Sections 5(c)(ii) and (iii) and 5(e)(i), (ii) and (iii) shall be paid in accordance with such provisions, but in no event later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

(ii)	If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(p)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6) months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii)	To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

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(iv)	Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(v)	In the event that the amounts payable under Sections 5(c)(ii) and (iii) and 5(e)(i), (ii) and (iii) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such Section or (B) the first business day of the taxable year following Executive’s Separation from Service.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

EXECUTIVE:	TONIX PHARMACEUTICALS HOLDING CORP.

/s/ SETH LEDERMAN	/s/ LELAND GERSHELL
Seth Lederman	Name: Leland Gershell
Title: Chief Financial Officer

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